As filed with the Securities and Exchange Commission on January 3, 2012

Registration No. 333-108306
Registration No. 333-151416
Registration No. 333-171429
Registration No. 333-174730

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to

FORM S-8
REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933
___________________

XOMA Corporation
(Exact name of registrant as specified in its charter)

Delaware	52-2154066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2910 Seventh Street Berkeley, California	94710
(Address of Principal Executive Offices)	(Zip Code)
___________________

AMENDED AND RESTATED 2010 LONG TERM INCENTIVE AND STOCK AWARD PLAN
AMENDED AND RESTATED 1998 EMPLOYEE STOCK PURCHASE PLAN
1981 SHARE OPTION PLAN
RESTRICTED SHARE PLAN
1992 DIRECTORS SHARE OPTION PLAN
2007 CEO SHARE OPTION PLAN
(Full title of the plan)
___________________

Christopher J. Margolin, Esq.
XOMA Corporation
2910 Seventh Street
Berkeley, California  94710
(Name and address of agent for service)

(510) 204-7200
(Telephone number, including area code, of agent for service)
___________________

Copy to:
Geoffrey E. Liebmann, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement Nos. 333-172197 (the “Registration Statements”) does not reflect any increase in the number of shares issuable pursuant to any of the plans listed on the cover page hereof above the numbers previously approved and disclosed.

This Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by XOMA Corporation., a Delaware corporation (“XOMA Delaware”), as the successor to XOMA Ltd., a Bermuda exempted company (“XOMA Bermuda”).  Effective December 31, 2011, XOMA Ltd. changed its jurisdiction of incorporation from Bermuda to the State of Delaware (the “Domestication”) and changed its legal name to XOMA Corporation.  XOMA Delaware expressly adopts the Registration Statements, as modified by this Amendment, as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”).  For the purposes of this Amendment and the Registration Statements, references to the “Company,” “XOMA,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, XOMA Bermuda and, as of any time after the Domestication, XOMA Delaware.  The information contained in this Amendment sets forth additional information to reflect the Domestication.  All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure.

We previously operated as an exempted company incorporated under the laws of.  Effective December 31, 2011, we discontinued our existence as a Bermuda exempted company as provided under Sections 132G and 132H of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued our existence under the DGCL as a corporation incorporated in the State of Delaware.  The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication.  In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of XOMA Bermuda immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on The NASDAQ Global Market under the ticker symbol “XOMA.”

As a result of the Domestication, holders of common shares of XOMA Bermuda became holders of shares of common stock of XOMA Delaware.  In the Domestication, each of XOMA Bermuda’s outstanding common shares was automatically converted by operation of law, on a one-for-one basis, into shares of XOMA Delaware’s common stock.  Consequently, each holder of a XOMA Bermuda common share immediately prior to the Domestication held, immediately thereafter, a share of XOMA Delaware’s common stock representing the same proportional equity interest in XOMA Delaware as that shareholder held in XOMA Bermuda and representing the same class of shares.  The number of shares of XOMA Delaware’s common stock outstanding immediately after the Domestication was the same as the number of common shares of XOMA Bermuda outstanding immediately prior to the Domestication.

In connection with the Domestication, XOMA Delaware has amended and restated the XOMA Ltd. 2010 Long Term Incentive and Share Award Plan by adopting the XOMA Corporation Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Amended LTIP”) and also amended and restated the XOMA Ltd. 1998 Employee Share Purchase Plan by adopting the XOMA Corporation Amended and Restated 1998 Employee Stock Purchase Plan (the “Amended ESPP”).  The Amended LTIP and the Amended ESPP are filed as exhibits to this Amendment and are hereby incorporated by reference into this Amendment.

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the Delaware General Corporation Law, each of which is described in the prospectus that is part of XOMA’s registration statement on Form S-4 (File No. 333-177165).

PART I

INFORMATION REQUIRED
IN SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED
IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are hereby incorporated by reference:

(1)	annual report on Form 10-K for the year ended December 31, 2010, and the amendment to annual report on Form 10-K/A for the year ended December 31, 2010 filed on May 26, 2011 (file no. 0-14710);

(2)	quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (file no. 0-14710);

(3)
current reports on Form 8-K filed on January 4, 2011, January 7, 2011, January 11, 2011, February 25, 2011, March 1, 2011, March 23, 2011, June 1, 2011, June 16, 2011, September 1, 2011, November 2, 2011 and January 3, 2012; and

(4)
the description of capital stock included under the caption “Description of Capital Stock” in the prospectus dated December 16, 2011, which was filed on December 19, 2011 and is part of the registration statement on Form S-4/A filed on December 13, 2011 (registration no. 333-177165), including any amendment or report for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

The description of the registrant's Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  However, in the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The new XOMA Delaware certificate of incorporation provides that no director of XOMA Delaware shall be liable to XOMA Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director (including with regard to any actions taken or omitted as a director of XOMA Bermuda, whether taken or omitted prior to the Effective Time, in connection with the discontinuance of XOMA Bermuda in Bermuda or the continuance of XOMA Bermuda in State of Delaware or otherwise) except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.  This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will be subject to liability for breach of the director’s duty of loyalty to XOMA Delaware, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The new XOMA Delaware by-laws also provide that XOMA Delaware shall indemnify its officers, directors and employees to the fullest extent possible except as prohibited by the DGCL.  For purposes of the indemnification described in this paragraph, references to XOMA Delaware include XOMA Ltd. as incorporated under Bermuda law prior to the continuance of its existence under Delaware law as XOMA Delaware.  XOMA Delaware will remain obligated on any indemnification obligations of XOMA Bermuda arising prior to the Domestication.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

See Exhibit Index.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes and volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in  the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit's plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on January 3, 2012.

XOMA CORPORATION
By: /s/ John Varian
Name: John Varian
Title: Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ John Varian John Varian	Interim Chief Executive Officer (Principal Executive Officer) and Director	January 3, 2012
/s/ Fred Kurland Fred Kurland	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	January 3, 2012
* Patrick J. Scannon M.D., Ph.D.	Executive Vice President and Chief Scientific Officer and Director	January 3, 2012
* W. Denman Van Ness	Lead Independent Director	January 3, 2012
* William K. Bowes, Jr.	Director	January 3, 2012
* Peter Barton Hutt	Director	January 3, 2012
* Timothy P. Walbert	Director	January 3, 2012
* Jack L. Wyszomierski	Director	January 3, 2012

*By: /s/ Christopher J. Margolin
        Christopher J. Margolin
        Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1	Certificate of Incorporation of XOMA Corporation (Exhibit 3.1) (1)
3.2 4.1	By-Laws of XOMA Corporation (Exhibit 3.2) (1) Form of Stock Certificate (Exhibit 4.1) (1)
4.2	Shareholder Rights Agreement dated as of February 26, 2003 by and between XOMA Ltd. and Mellon Investor Services LLC as Rights Agent (Exhibit 4.1) (2)
4.2A	Amendment to Shareholder Rights Agreement dated December 21, 2010 between XOMA Ltd. and Wells Fargo Bank, N.A. as Rights Agent (Exhibit 4.1A) (3)
4.2B	Amendment No. 2 to Shareholder Rights Agreement dated December 31, 2011 between XOMA Corporation and Wells Fargo Bank, N.A. as Rights Agent (Exhibit 4.2) (1)

4.3	Form of Amended and Restated Warrant (June 2009 Warrants) (Exhibit 10.6) (4)
4.4	Form of Warrant (February 2010 Warrants) (Exhibit 10.2) (4)
5.1	Legal Opinion of Conyers Dill & Pearman Limited*
5.2	Legal Opinion of Cahill Gordon & Reindel LLP**
10.1	Amended and Restated 2010 Long Term Incentive and Stock Award Plan**
10.1A	Form of Share Option Agreement for 2010 Long Term Incentive and Share Award Plan (Exhibit 10.5A) (5)
10.1B	Form of Restricted Share Unit Agreement for 2010 Long Term Incentive and Share Award Plan (Exhibit 10.1) (6)
10.2	Amended and Restated 1998 Employee Stock Purchase Plan**
23.1	Consent of Independent Registered Public Accounting Firm**
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.2)**
____________________

*           Previously filed herewith.

**         Filed herewith.

(1)	Incorporated by reference to the referenced exhibit to XOMA’s Current Report on Form 8-K filed January 3, 2012 (File No. 0-14710).

(2)	Incorporated by reference to the referenced exhibit to XOMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-14710).

(3)	Incorporated by reference to the referenced exhibit to XOMA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (File No. 0-14710).

(4)	Incorporated by reference to the referenced exhibit to XOMA’s Current Report on Form 8-K filed February 2, 2010 (File No. 0-14710).

(5)	Incorporated by reference to the referenced exhibit to XOMA’s Registration Statement on Form S-8 (File No. 333-171429) filed December 27, 2010.

(6)	Incorporated by reference to the referenced exhibit to XOMA’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 (File No. 0-14710).